================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b) (c), and (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 2)(1)


                           MORTON INDUSTRIAL GROUP INC
--------------------------------------------------------------------------------
                                (Name of issuer)


                  CLASS ACOMMON STOCK, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of class of securities)


                                    619328107
--------------------------------------------------------------------------------
                                 (CUSIP number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
      [_] Rule  13d-1(b)
      [X] Rule  13d-1(c)
      [ ] Rule  13d-1(d)

                       (Continued on the following pages)

                               (Page 1 of 8 Pages)

--------------------------------
         (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

------------------------------    SCHEDULE 13G    ------------------------------
CUSIP No.  619328107                                           Page 2 of 8 Pages
------------------------------                    ------------------------------
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             PAR Investment Partners, L.P.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             State of Delaware
--------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER
        SHARES
     BENEFICIALLY             220,000 common stock
    OWNED BY EACH       --------------------------------------------------------
      REPORTING          6    SHARED VOTING POWER
        PERSON
         WITH                 None
                        --------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              220,000 common stock
                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              None
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           220,000 common stock
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.0% common stock
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON *

           PN
================================================================================

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------    SCHEDULE 13G    ------------------------------
CUSIP No.  619328107                                           Page 3 of 8 Pages
------------------------------                    ------------------------------
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             PAR Group, L.P.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             State of Delaware
--------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER
        SHARES
     BENEFICIALLY             220,000 common stock
    OWNED BY EACH       --------------------------------------------------------
      REPORTING          6    SHARED VOTING POWER
        PERSON
         WITH                 None
                        --------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              220,000 common stock
                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              None
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           220,000 common stock
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.0% common stock
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON *

           PN
================================================================================

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------    SCHEDULE 13G    ------------------------------
CUSIP No.  619328107                                           Page 4 of 8 Pages
------------------------------                    ------------------------------
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             PAR Capital Management, Inc.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             State of Delaware
--------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER
        SHARES
     BENEFICIALLY             220,000 common stock
    OWNED BY EACH       --------------------------------------------------------
      REPORTING          6    SHARED VOTING POWER
        PERSON
         WITH                 None
                        --------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              220,000 common stock
                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              None
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           220,000 common stock
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.0% common stock
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON *

           CO
================================================================================

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

                            STATEMENT ON SCHEDULE 13G

ITEM 1(a). NAME OF ISSUER:

                  MORTON INDUSTRIAL GROUP INC


ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1021 West Birchwood Street
                  Morton, IL 61550


ITEM 2(a). NAMES OF PERSON FILING:

                  Par Investment Partners, L.P.
                  Par Group, L.P.
                  Par Capital Management, Inc.


ITEM 2(b). BUSINESS MAILING ADDRESS FOR THE PERSON FILING:

                  Par Capital Management, Inc.
                  One Financial Center, Suite 1600
                  Boston, MA 02111


ITEM 2(c). CITIZENSHIP:

                  State of Delaware


ITEM 2(d). TITLE OF CLASS OF SECURITIES:

                  Class A Common Stock, $.01 par value per share


ITEM 2(e). CUSIP NUMBER:

                  619328107


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable


ITEM 4.  OWNERSHIP:

      (a) Amount Beneficially Owned:     220,000 common stock
                                     -------------------------------------------
      (b) Percent of Class:     5.0% common stock
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:  220,000 common stock
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  None
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of:  220,000 common stock
                                                                    ------------
          (iv) shared power to dispose or to direct the disposition of: None
                                                                       ---------
                               Page 5 of 8 Pages

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not Applicable


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                  Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                  Not Applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable


ITEM 10. CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 6 of 8 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 14, 2001

                                   PAR INVESTMENT PARTNERS, L.P.
                                   By:   PAR GROUP, L.P.
                                         its general partner
                                   By:   PAR CAPITAL MANAGEMENT, INC.
                                         its general partner

                                   By:   /s/ Frederick S. Downs, Jr.
                                         ---------------------------------------
                                         Frederick S. Downs, Jr., Vice President


                                   PAR GROUP, L.P.
                                   By:   PAR CAPITAL MANAGEMENT, INC.,
                                         its general partner

                                   By:   /s/ Frederick S. Downs, Jr
                                         ---------------------------------------
                                         Frederick S. Downs, Jr., Vice President


                                   PAR CAPITAL MANAGEMENT, INC.

                                   By:   /s/ Frederick S. Downs, Jr.
                                         ---------------------------------------
                                         Frederick S. Downs, Jr., Vice President




                               Page 7 of 8 Pages

                             JOINT FILING AGREEMENT


         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of MORTON INDUSTRIAL GROUP INC and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

         In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 14th day of February, 2001.


                                   PAR INVESTMENT PARTNERS, L.P.
                                   By:   PAR GROUP, L.P.
                                         its general partner
                                   By:   PAR CAPITAL MANAGEMENT, INC.
                                         its general partner
                                   By:   /s/ Frederick S. Downs, Jr.
                                         ---------------------------------------
                                         Frederick S. Downs, Jr., Vice President


                                   PAR GROUP, L.P.
                                   By:   PAR CAPITAL MANAGEMENT, INC.,
                                         its general partner

                                   By:   /s/ Frederick S. Downs, Jr.
                                         ---------------------------------------
                                         Frederick S. Downs, Jr., Vice President


                                   PAR CAPITAL MANAGEMENT, INC.

                                   By:   /s/ Frederick S. Downs, Jr.
                                         ---------------------------------------
                                         Frederick S. Downs, Jr., Vice President



                               Page 8 of 8 Pages